EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement of MW Bancorp, Inc., on Form S-1 filed with the Securities and Exchange Commission, and Amendment No. 2 to the Application for Conversion on Form AC filed with the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions, of our report dated September 8, 2014 on the financial statements of Mt. Washington Savings Bank and to the reference to us under the heading "Experts" in the prospectus and the Amendment No. 2 to the Application for Conversion on Form AC.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Columbus, Ohio

November 5, 2014